Exhibit 10.15

EXECUTION COPY

OPERATION AND MAINTENANCE AGREEMENT

between

NRG Energy Services LLC, a Delaware limited liability company,

and

High Plains Ranch II, LLC

Dated as of September 30, 2011

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

iii

EXHIBIT LIST

Exhibit A	Plant Description
Exhibit B	Monthly Report Components
Exhibit C	Insurance
Exhibit D-1	Preliminary Pre-Commercial Operating Budget
Exhibit D-2	Preliminary Annual Maintenance Plan
Exhibit D-3	Estimated Ten Year Budget
Exhibit E	Compensation Terms
Table E-1	Details of Positions and Functions Included in Basic Corporate Overhead Expense
Exhibit F	OEM Manuals
Exhibit G	Project Agreements
Exhibit H	[Reserved]
Exhibit I	Owner and Operator Representatives
Exhibit J	Permits
Exhibit K	[Reserved]
Exhibit L	Form of Mortgagee Consent
Exhibit M	Davis-Bacon Act Requirements
Exhibit M-1	Davis-Bacon Wage Determination
Exhibit N	Form of Operator Parent Guarantee
Exhibit O	Form of Lien Waiver

i

OPERATION AND MAINTENANCE AGREEMENT

This OPERATION AND MAINTENANCE AGREEMENT (as amended from time to time, the “Agreement”) is being entered into by and between NRG Energy Services LLC, a Delaware limited liability company (“Operator”), and High Plains Ranch II, LLC, a Delaware limited liability company (“Owner”), as of September 30, 2011 (the “Effective Date”). Each of the Owner and the Operator are sometimes hereinafter designated as a “Party,” and they are collectively designated as the “Parties.”

RECITALS:

A.            Owner owns that certain 250 MW solar power generation plant located near San Luis Obispo, California, as further described in Exhibit A (the “Plant”).

B.            Owner desires to hire Operator to operate and maintain the Plant in accordance with the terms of this Agreement.

C.            Operator desires to operate and maintain the Plant for Owner in accordance with the terms of the Agreement.

D.            Simultaneously with the execution of this Agreement, NRG Energy, Inc. has delivered Owner a guaranty of Operator’s obligations hereunder substantially in the form of Exhibit N hereto.

AGREEMENT:

Accordingly, in consideration of the mutual covenants herein, and intending to be legally bound hereby, Owner and Operator hereby agree as follows:

1.             DEFINITIONS AND RULES OF INTERPRETATION.

1.1          Definitions. The following capitalized terms, when used herein (and in the Appendices attached hereto), shall have the meanings specified in this Section 1.1.

“Adjustment Payment” has the meaning specified in Exhibit E.

“Affiliate” means, with respect to a Person, any entity which, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlled by” and “under common control with”), when used with respect to a Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning specified in the Preamble.

“Annual Maintenance Plan” means an annual plan for operation and maintenance of the Plant that is approved by Owner pursuant to Section 3.4.11, as the same may be revised from time to time pursuant to a Change Order. Each Annual Maintenance Plan shall be substantially in the same form as the Annual Maintenance Plan for 2012 attached hereto as Exhibit D-2 and will conform in all respects to the requirements of the LGA.

“Annual O&M Budget” means a budget detailed by month of anticipated revenues and anticipated expenditures of the Owner with respect to the Plant and execution of the Annual Maintenance Plan, such budget to include debt service, proposed distributions, maintenance, repair and operation expenses (including reasonable allowance for contingencies), capital expenditures, costs and expenses related to the purchase of parts or other personal property of any nature necessary or useful to the operation, maintenance, service or repair of the Plant, management expenses and fees, taxes, insurance premiums, reserves and all other anticipated operating costs for each applicable fiscal year of Owner for the Plant and will conform in all respects to the requirements of the LGA.

“Annual Profit Fee” has the meaning specified in Exhibit E.

“Applicable Law” means any law, ordinance, statute, regulation, decision, ruling, or other similar requirement issued by any Governmental Authority having jurisdiction over a Party or the Plant, including actions by regulatory and judicial agencies or tribunals, as the same may be modified, amended or repealed from time to time, including all Environmental Laws and the U.S. Federal Corrupt Practices Act.

“Associated Parties” means the directors, officers, partners, shareholders, members, managers, trustees, employees, Affiliates, controlling Persons, representatives and agents (including financial advisors, attorneys and accountants) of any Party or Person.

“Basic Corporate Overhead Expense” has the meaning specified in Exhibit E.

“Block” has the meaning specified in the EPC Agreement.

“Block Substantial Completion” has the meaning specified in the EPC Agreement.

“Books and Records” has the meaning specified in Section 14.

“Business Day” means any day other than a Saturday, Sunday, public holiday under the Applicable Laws of the State of California or other day on which banking institutions in California are authorized or required by Applicable Law to be closed.

“CAISO” means the California Independent System Operator Corporation or successor entity.

“Capital Improvement Expenses” has the meaning specified in Exhibit E.

“Change Order” has the meaning specified in Section 4.

“Change of Law” means the enactment, re-enactment, adoption, promulgation, amendment, modification, repeal or other change of any Applicable Law after the Effective Date affecting the Work or the Plant; provided, however, a change in the interpretation or application of any Applicable Law by any Governmental Authority after the Effective Date shall not be considered a “Change of Law” unless the interpretation was a formal published interpretation by the applicable Governmental Authority.

“Claims” means, collectively, all claims, demands, actions, suits or proceedings (judicial, governmental or otherwise) asserted, threatened or filed against a Person, and any fines, penalties, losses, liabilities, damages and expenses incurred by such Person as a result thereof, including reasonable attorneys’ fees and costs of investigation, litigation, settlement and judgment, and any contractual obligations of such Person to provide indemnity for any such claims, demands, actions, suits or proceedings, fines, penalties, losses, liabilities, damages and expenses to any other Person.

“Collateral Agent” has the meaning set forth in the LGA.

“Compensation” means the amount to be paid to Operator by Owner, as determined pursuant to Exhibit E.

“Confidential Information” has the meaning specified in Section 19.3.1.

“Contingency” means the budgeted amount identified as “Contingency” in the Annual Maintenance Plan to be determined by Owner and Operator as provided in Section 3.4.11.

“CPI” means the “United States City Average All Items for All Urban Consumers (CPI-U, 1982-84=100)” published by the Bureau of Labor Statistics of the U.S. Department of Labor. If the publication of the Consumer Price Index of the U.S. Bureau of Labor Statistics is discontinued, comparable statistics on the purchasing power of the consumer dollar published by a responsible financial periodical reasonably agreed by Operator and Owner shall be used for making such computations.

“Davis-Bacon Act” means Subchapter IV of Chapter 31 of Part A of Subtitle II of Title 40 of the United States Code, including and as implemented by the regulations set forth in Parts 1, 3 and 5 of title 29 of the Code of Federal Regulations.

“Davis-Bacon Act Covered Contract” has the meaning specified in Exhibit M.

“Day” means a calendar day; provided, however, that, if any period of Days referred to in this Agreement shall end on a Day that is not a Business Day, then the expiration of such period shall be automatically extended until the end of the first succeeding Business Day.

“Debarment Regulations” has the meaning set forth in Section 21(g).

“Direct Labor Expenses” has the meaning specified in Exhibit E.

“Direct Operating Expenses” has the meaning specified in Exhibit E.

“Disclosing Party” has the meaning specified in Section 19.3.1.

“DOE” means the U.S. Department of Energy, an agency of the United States of America.

“Early Termination Costs” means the actual reasonable out of pocket costs incurred by Operator arising out of or relating to an early termination of this Agreement, as agreed by the Parties (such agreement not to be unreasonably withheld, delayed or conditioned) and which may include expenses of demobilization, the reassignment or severance of Plant Personnel, and the discontinuance of support functions which have performed Work and for which Operator has not already received Compensation during the Term of this Agreement, including all costs related to transitioning the Operator’s role to a new operator, including costs for terminating Subcontractors that are not assigned to Owner, costs for terminating any employees of Operator that are not retained by Owner or the new Operator and operating costs incurred by Operator arising from or as a result of the termination, assistance with the transfer of Permits and for costs arising from or as a result of the termination, acquisition or assignment of software and other licenses, data file and record system conversions, the purchase of supplier inventories maintained for the benefit of the Plant, training and instruction of the new operator’s personnel, to the extent not already paid for by Owner as part of the Direct Operating Expenses or Capital Improvement Expense.

“Effective Date” has the meaning specified in the Recitals.

“Emergency” means any event or circumstance which (a) requires prompt action, and (b) in the reasonable opinion of a prudent operator, could be expected to have an adverse effect on the Plant, endanger the health or safety of any Person, or cause significant damage to property.

“Environmental Allocation” has the meaning specified in the Exhibit E.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to (i) the environment, (ii) the preservation or reclamation of natural resources, (iii) the management, environmental release or threatened environmental release of any hazardous substance or (iv) health and safety matters, including the California Environmental Quality Act, California Public Resource Code §§ 21000 et seq.; Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. §§ 9601 et seq.; the Resource Conservation and Recovery Act, as the same may be amended from time to time, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. §§ 1251 et seq.; the National Environmental Policy Act, 42 U.S.C. §§ 4321 et seq.; the Endangered Species Act, 16 U.S.C. §§ 1531 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq.; the Clean Air Act, 42 U.S.C. §§ 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 3803 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. §§ 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. §§ 1801 et seq. and the Occupational Safety and Health Act, 29 U.S.C. §§ 651 et seq.; and any state and local counterparts or equivalents, in each case as amended from time to time.

“EPC Agreement” means that certain Engineering, Procurement and Construction Agreement between EPC Contractor and Owner, dated as of even date hereof.

“EPC Contractor” means SunPower.

“Event of Default” means, with respect to Owner, an Owner Event of Default and with respect to Operator, an Operator Event of Default.

“Financing” means any development, bridge, construction, direct or indirect tax equity, lease equity, and/or permanent equity and/or debt financing or refinancing of (including any prospective sale-leaseback transaction), or any other extension of credit for, the development, construction, ownership, leasing, operation or maintenance (including working capital) of the Plant, whether that financing or refinancing takes the form of private debt or equity, public debt or equity or any other form.

“Financing Agreements” means any agreement entered into by Owner evidencing a Financing (and any documents relating to or ancillary to the foregoing).

“Financing Party” means any Person providing Financing and any trustee or agent acting on any such Person’s behalf, and their successors and assigns.

“Fiscal Year” means a calendar year beginning on January 1st and ending on December 31st.

“Force Majeure Event” means any event or circumstance or combination of events or circumstances that (i) adversely affects, prevents or delays any Party (including such Party’s Subcontractors) in the performance of its obligations hereunder, (ii) is beyond the reasonable control of the affected Party, and (iii) is the type of event customarily recognized as a force majeure event including earthquake, fire, flood, hurricane, storm, tornado, or other act of God, civil disturbance, war (declared or not), terrorism, hostilities, blockade, revolution, regional or national strike, insurrection or riot that prevents the affected Party from securing requisite equipment, supplies, materials or labor or otherwise performing its obligations (other than the payment of money). Material, equipment, labor or supply price escalation shall not be considered a Force Majeure Event. Economic hardship including lack of money or credit resulting in the inability to make payments shall not be considered a Force Majeure Event. For clarity, Change of Law and the inability to obtain Financing for the Plant shall not be considered a Force Majeure Event.

“Forecast Budget” has the meaning specified in Section 3.4.11.

“Foreign Asset Control Regulations” has the meaning given such term in Section 21(e).

“Governmental Authority” means any federal, state, local, municipal or other governmental, regulatory, administrative, judicial, public or statutory instrumentality, court or governmental tribunal, agency, commission, authority, body or entity, or any political subdivision thereof, having legal jurisdiction over the matter or Person in question.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indemnified Party” has the meaning specified in Section 10.3.

“Initial Term” has the meaning specified in Section 2.1.

“Intellectual Property” or, interchangeably, “IP”, shall mean all intellectual property and similar proprietary rights held by any Person in any jurisdiction, including all such rights in and to (i) computer software or hardware, whether or not copyrightable, including all databases, source codes, object codes, programs, applications, tables, models, repositories, specifications and documentation; (ii) original works of authorship, whether copyrightable or not, copyrights, and all renewals, modifications, translations thereof, and any Moral Rights relating thereto; (iii) patents; (iv) trademarks, service marks, brand names, certification marks, trade dress, assumed names, trade names and other indications of origin; and (v) know-how and other business information, trade secrets, ideas, concepts, methodologies, processes, development tools, techniques, inventions, innovations, diagrams, sketches, drawings, models, manuals, photographs, calculations, maps, notes, reports, data, models, samples and documentation, in each case to the extent proprietary, confidential and not in the public domain.

“LGA” means the Loan Guaranty Agreement dated of even date herewith by and among Owner, the U.S. Department of Energy, acting by and through the Secretary of Energy (or appropriate authorized representative thereof), for itself as guarantor, and the U.S. Department of Energy, acting by and through the Secretary of Energy (or appropriate authorized representative thereof), as the loan servicer.

“Licensed Materials” means the the drawings, specifications, documents, designs, plans or software prepared by or on behalf of Operator and/or the Subcontractors in connection with or used in the performance of Operator’s obligations hereunder.

“Major Maintenance” has the meaning specified in Exhibit D-2.

“Materials” means any and all material, equipment, and supplies, including consumable supplies, tools, spare parts and office supplies, necessary for the performance of the Work.

“Moral Rights” shall mean certain rights of authors of original works subject to copyright, including but not limited to all rights of integrity, paternity, attribution, disclosure and withdrawal with respect to any original work, and any other rights that may be known or referred to as “moral rights.”

“Mortgagee Consent” shall mean an agreement entered into by Operator and a Financing Party substantially in the form attached hereto as Exhibit L.

“NOVs” has the meaning specified in the Exhibit E.

“OEM Manuals” means the manuals attached hereto as Exhibit F.

“OFAC” has the meaning given such term in Section 21(e).

“Operating Year” has the meaning specified in Exhibit E.

“Operator” has the meaning specified in the Preamble.

“Operator Event of Default” has the meaning specified in Section 16.1.

“Operator Indemnified Party” means Operator, its successors and assigns, and each of their Associated Parties.

“Operator Related Parties” means Operator and its Affiliates, and their respective members, shareholders, partners, directors, officers and employees.

“Operator Representative” has the meaning specified in Section 6.4.

“Overtime” has the meaning specified in Exhibit E.

“Owner” has the meaning specified in the preamble.

“Owner Event of Default” has the meaning specified in Section 16.2.

“Owner Indemnified Party” means Owner, the Financing Parties, each of their successors and assigns, each of their Associated Parties.

“Owner Representative” has the meaning specified in Section 6.2.

“Paid Absences” has the meaning specified in Exhibit E.

“Party” or “Parties” has the meaning specified in the Preamble.

“Patriot Act” has the meaning given such term in Section 21(e).

“Payroll Additives” has the meaning specified in Exhibit E.

“Payroll Taxes” has the meaning specified in Exhibit E.

“Permit” means the permission granted by any Governmental Authority to do an act that would otherwise be impermissible, including all licenses, permits, consents, authorizations, approvals, ratifications, certifications, registrations, exemptions, variances, exceptions and similar consents granted or issued by any Governmental Authority, and, with respect to the Plant, the Permits set forth on Exhibit J.

“Permitted Excess Expenditures” means expenditures that do not exceed ten percent, (10%) when considered individually, of the amount allocated for such expenditures, or five percent (5%) when considered in the aggregate of the entire amount of the applicable Annual O&M Budget.

“Person” means an individual, corporation, partnership, limited liability company, trust, unincorporated association, joint venture, joint-stock company, Governmental Authority, or any other entity.

“Plant” has the meaning specified in the Recitals.

“Plant Budget Allocation” has the meaning specified in the Exhibit E.

“Plant Control Systems” means remote monitoring systems used by Operator in compliance with Prudent Operating Practices, which may include a SCADA System and/or “Solar Field Integrated Control” systems.

“Plant Availability Allocation” has the meaning specified in the Exhibit E.

“Plant Personnel” means the personnel of Operator or its Affiliates or the Subcontractors of any of them who are assigned to the Plant on a full time basis to perform the Work.

“Post-Substantial Completion Work” has the meaning specified in Section 3.4.

“PPA” means, collectively, (i) the Power Purchase and Sale Agreement between Owner and Pacific Gas and Electric Company, a California corporation (“PG&E”), dated as of April 28, 2009, as amended and (ii) the Amended and Restated Power Purchase and Sale Agreement between Owner (as successor by merger to High Plains Ranch III, LLC) and PG&E, dated as of March 5, 2010.

“Pre-Commercial Operating Budget” means a budget detailed by month covering the period from the Effective Date until the commencement of commercial operations of the Plant. A preliminary Pre-Commercial Operating Budget is set forth in Exhibit D-1. A revised Pre- Commercial Operating Budget shall be delivered in compliance with Section 3.3.2.

“Pre-Substantial Completion Work” has the meaning specified in Section 3.3.

“Prohibited Person” has the meaning given such term in Section 21(g).

“Project Agreements” means the agreements listed on Exhibit G.

“Project Records” means all records relating to the Plant accumulated, prepared or maintained by the Operator per request of or for Owner as part of the Work under this Agreement during the Term, whether prepared on paper, stored electronically, or by any other media.

“Prudent Operating Practices” means any of the practices, methods and acts engaged in or approved by a significant portion of the photovoltaic solar power generation industry in the United States during the relevant time period, or any of the practices, methods and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good electric power generation practices, reliability, safety and expedition. Prudent Operating Practices is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to refer to a range of acceptable practices, methods and acts.

“PV Competitor” means SunEdison, Fotowatio Renewable Ventures, their Affiliates, and any Person (or any such Person’s Affiliates) engaged primarily in the business of manufacturing photovoltaic modules, except General Electric Company and Samsung.

“Receiving Party” has the meaning specified in Section 19.3.1.

“Reconciliation Amount” has the meaning specified in Section 8.2

“Recordable Injury or Illness” means any injury or illness that, in accordance with the California Occupational Safety and Health Act of 1973, as amended, and the CalOSHA standards at 8 CCR 14300 - 14300.48, is required to recorded on an employer’s Cal/OSHA Form 300.

“Renewal Term” has the meaning specified in Section 2.1.

“Requirements” has the meaning specified in Section 3.1.

“Safety Allocation” has the meaning specified in the Exhibit E.

“Salary and Wages” has the meaning specified in Exhibit E.

“SCADA System” means the Plant’s remote control and monitoring system, including central computer and remote PC system.

“Site Rules” means those reasonable rules, regulations and procedures related to the safe performance of the work and security of the site developed by Operator for Owner’s review and approval.

“Straight Time” has the meaning specified in Exhibit E.

“Subcontractor” means subcontractor, consultant or supplier.

“Substantial Completion” has the meaning set forth in the EPC Agreement.

“SunPower” means SunPower Corporation, Systems, a Delaware corporation.

“Support Personnel” means the personnel of Operator or its Affiliates or the contractors of any of them who are assigned, as their principal work location, to work sites other than the Plant. The Direct Labor Expenses of Support Personnel while working on a project for the Plant are billed directly to Owner. Support Personnel may perform Work on a part time basis. Table E-1 of Exhibit E provides a matrix of the positions and functions in the Support Personnel classification and the positions and functions included in the Basic Corporate Overhead Expense. Support Personnel shall not include Plant office personnel.

“Term” means the Initial Term and any Renewal Terms.

“Terminating Party” is defined in Section 2.6.

“Work” means the duties and obligations of Operator required under this Agreement, including the Post-Substantial Completion Work and the Pre-Substantial Completion Work.

1.2          Rules of Interpretation.

(a)           Whenever the context may require, any pronoun used in this Agreement includes the corresponding masculine, feminine, or neuter forms, and the singular form of nouns, pronouns, and verbs include the plural and vice versa.

(b)           As used in this Agreement, accounting terms not defined in this Agreement shall have the respective meanings given to them under generally accepted accounting principles in the United States of America.

(c)           The words “hereof,” “herein,” “hereunder,” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Except as expressly set forth herein, a reference to a Section, an Article, an Exhibit or a Schedule means a Section in, an Article of, an Exhibit to or a Schedule to, this Agreement.

(d)           The terms “include,” “includes” and “including” shall be construed as followed by the words “without limitation.”

(e)           The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.

(f)            Any agreement, instrument or Applicable Law defined or referred to herein (or provision thereof) means such agreement, instrument or Applicable Law (or provision thereof) as from time to time amended, supplemented or otherwise modified and includes references to all attachments thereto and provisions incorporated therein.

(g)           Any references to a Person are also to its successors and permitted assigns and, in the case of any Governmental Authority, shall be construed as including a reference to any Governmental Authority succeeding to its functions and capacities.

(h)           The descriptive headings of all Articles and Sections of this Agreement are formulated and used for convenience only and are not be deemed to affect the meaning or construction of any such Article or Section.

(i)            All Exhibits, Appendices and Schedules attached hereto are incorporated herein and made a part hereof.

2.             TERM, EXPIRATION AND TERMINATION.

2.1          Initial Term; Renewal Terms. This Agreement shall be for an initial term of five (5) years commencing on the Effective Date (the “Initial Term”). Upon expiration of the Initial Term, the term of this Agreement shall automatically be extended in five (5) year increments (each, a “Renewal Term”), unless either Party delivers written notice of termination to the other

Party no later than 180 days prior to the expiration of the Initial Term or the applicable Renewal Term, as the case may be.

2.2          Early Termination by Either Party. This Agreement may be terminated by either Party upon thirty (30) Days’ prior written notice to the other Party upon the occurrence and continuation of an Event of Default by the other Party which remains uncured beyond all applicable notice and cure periods, subject, however, to any and all the rights of Financing Parties hereunder. In the event of termination pursuant to this Section 2.2, Section 2.3, Section 2.4 or Section 16, Owner shall pay to Operator to the extent not yet paid:

2.2.1       All Direct Operating Expenses and Capital Improvement Expenses incurred by Operator that have not been paid or reimbursed by Owner through the effective date of termination;

2.2.2       Any Basic Corporate Overhead Expenses and Annual Profit Fees earned but not paid through the effective date of termination (provided that, if such termination is due to an Operator Event of Default, Operator shall forfeit any Annual Profit Fees earned after the Event of Default giving rise to such termination); and

2.2.3       Unless such termination is due to an Operator Event of Default, Operator’s Early Termination Costs.

2.3          Early Termination by Owner. In addition to its right to terminate this Agreement pursuant to Section 2.2, Owner may terminate this Agreement for its convenience, subject to the prior written consent of each Financing Party, by providing Operator not less than one (1) year’s prior written notice of the effective date of termination. Owner will also be entitled to terminate this Agreement by delivery of thirty (30) days written notice of termination to the Operator (i) if the existence of a Force Majeure Event continues for more than one hundred twenty (120) days or if the cumulative aggregate duration of Force Majeure Event exceeds one hundred fifty (150) days or (ii) in the event of the destruction, condemnation or other loss of all or substantially all of the Plant without reconstruction or repair so as to effectively terminate the operation of the entire Plant permanently. In the event this Agreement is terminated for Owner’s convenience or pursuant to clause (i) above of this Section 2.3 prior to the end of the Initial Term, Owner shall pay the amounts set forth in Section 2.2 and pay the Early Termination Costs. In the event this Agreement is terminated pursuant to (ii) above of this Section 2.3, Operator will, subject to any rights of offset in favor of Owner, be entitled to payment of all accrued but unpaid Compensation, including, for the avoidance of doubt, Early Termination Costs.

2.4          Early Termination by Operator. In addition to its right to terminate the Agreement pursuant to Section 2.2, Operator may terminate this Agreement if Operator ceases to be an Affiliate of any member of Owner; provided that: (i) termination pursuant to this Section 2.4 shall be effective on the earlier of (a) one (1) year after written notice of such termination is received by Owner and (b) the date upon which the Parties reasonably agree that Owner and Operator have completed all activities necessary to enable Owner to assume responsibility for operation and maintenance of the Plant, including transition to a replacement operator, if any, and (ii) Operator may not terminate this Agreement pursuant to this Section 2.4 without the prior written consent of the DOE to such termination and such replacement operator, if any. In the event this Agreement is terminated pursuant to this Section 2.4, Owner shall make the payments set forth in Sections 2.2.1 and 2.2.2 but, for the avoidance of doubt, not including Early Termination Costs.

2.5          Early Termination by Collateral Agent. If Collateral Agent should foreclose, directly or indirectly, on the equity interest of the Owner, the Collateral Agent may terminate this Agreement, provided that: (i) Collateral Agent’s notice of termination may only be delivered following the effective date of such foreclosure and (ii) termination pursuant to this Section 2.5 shall be effective thirty (30) days after such written notice of such termination is received by Operator.

2.6          Rights and Duties Upon Termination. On the effective date of expiration or termination of this Agreement by Owner under Section 2.2 or Section 2.3 or by Collateral Agent under Section 2.5 (as applicable, the “Terminating Party”), the Terminating Party shall assume and become responsible for the operation and maintenance of the Plant, including entering into new contracts with third parties for the provision of goods and services. If the Plant is to continue in operation, Terminating Party and Operator shall cooperate with each other and with any new operator to achieve an orderly transition, including (a) if permitted by the terms of the applicable contract or by the contractual counterparty, the assignment to the Terminating Party or its designee of all contracts relating to the Plant entered into by Operator, and (b) to the extent assignable, the transfer to the Terminating Party or its designee of all Permits required by a Governmental Authority to be held in Operator’s name as a proxy for the Terminating Party. If this Agreement is terminated for reasons other than an Operator Event of Default, Operator shall be compensated for all such transition services through the Early Termination Costs payable pursuant to Section 2.2.3. If, however, this Agreement is terminated due to an Operator Event of Default, Operator shall not receive the Early Termination Costs payable pursuant to Section 2.2.3.

2.7          Final Settlement. Within three (3) months after the effective date of expiration or termination of this Agreement, Operator shall provide to Owner a settlement statement which reconciles all payments received from Owner with fees and expenses compensable to Operator in accordance with this Agreement. Owner shall pay the amount owed to Operator as shown on the settlement statement within thirty (30) Days of receipt of the settlement statement, and such amount shall be subject to audit in accordance with Section 14. The Parties shall use reasonable commercial efforts to complete the audit and reach mutual agreement on all matters related to the settlement statement within three months after it is presented to Owner.

3.             SCOPE OF WORK.

3.1          Standard of Performance. During the Term, Operator shall perform the Work in accordance with the OEM Manuals, Annual Maintenance Plan, Prudent Operating Practices, Applicable Law, all applicable Permits, the Site Rules, Project Agreements, Financing Agreements, any conditions or requirements required to maintain warranties covering the Plant, or any portion or component thereof in effect, and the other requirements of this Agreement (the “Requirements”). If there are any conflicts between or among the standards of performance derived from the Requirements, Operator shall promptly notify Owner of the conflict, and Operator shall request Owner’s instructions as to how to reconcile the conflict. The Parties shall cooperate and negotiate in good faith to make such modifications to this Agreement to the extent such a modification is necessary to resolve the conflict.

3.2          Management of Employees. The exclusive management, direction and control of Plant Personnel, Support Personnel and any other employees of Operator shall always reside in Operator. Subject to compliance with the Requirements, Operator shall complete the Work according to Operator’s own means and methods, which shall be in the exclusive charge and control of Operator.

3.3          Duties of Operator Prior to Substantial Completion. Prior to Substantial Completion, Operator shall perform the following activities (“Pre-Substantial Completion Work”):

3.3.1       Operator shall familiarize itself with the Plant, review all relevant Plant related agreements, prepare operations and maintenance plans and manuals conforming to the OEM Manuals (to the extent such OEM Manuals are available) and all other specific operation and maintenance manuals received from major equipment vendors, prepare training procedures, provide adequately trained and certified Plant Personnel and Support Personnel, assist with the acceptance and performance tests under the supervision, direction and control of the EPC Contractor and other major equipment suppliers pursuant to the respective Project Agreements, and prepare for operation and maintenance of the Plant and conduct of the Post-Substantial Completion Work following Substantial Completion. The Pre-Substantial Completion Work shall also include the work described in Exhibit H attached hereto.

3.3.2       No later than three months before the expected date of Block Substantial Completion of the first Block, Operator shall submit the final Pre-Commercial Operating Budget for approval by Owner.

3.3.3       No later than three months before the expected date of Block Substantial Completion of the first Block, Operator shall submit the final Annual Maintenance Plan for the first Operating Year for approval by Owner. Operator shall use the form attached in Exhibit D-2 for the Annual Maintenance Plan.

3.4          Specific Duties of Operator During Operations. Following Block Substantial Completion of each Block, Operator shall perform the following activities with respect to the such Block and the other portions of the operating Plant in conformity with the Annual Maintenance Plan (the “Post-Substantial Completion Work”):

3.4.1       Supervise and manage the day-to-day operation of the Plant, Plant Personnel and Support Personnel, and provide contractual administration on behalf of Owner with respect to any Subcontractor of Operator performing any function or services at or in connection with the Plant in accordance with the terms and conditions of applicable purchase orders and contracts. If Operator becomes aware of any breach or failure of any other contractor of Operator in the performance of its duties or obligations under any purchase order or contract, Operator shall provide prompt written notice of the same to Owner. Owner shall be responsible for taking any legal or other action necessary to cause its other contractors to comply with their obligations or responsibilities.

3.4.2       Provide training required to enable Operator’s employees to obtain, develop or maintain the skills and techniques necessary to enable Operator to perform its obligations under this Agreement in accordance with the Requirements.

3.4.3       Repair and maintain the Plant, including all scheduled and unscheduled maintenance and repairs required to keep the Plant in safe and efficient operating condition. Operator shall conduct scheduled outages for periodic maintenance as provided for in the Annual Maintenance Plan. Operator shall diligently conduct repair efforts related to unplanned outages and restore the Plant to operation as soon as is reasonably practicable in accordance with Prudent Operating Practices. At the reasonable request of Owner, Operator shall use all reasonable efforts to reschedule any previously scheduled outage and minimize any attendant costs to Owner.

3.4.4       Provide all engineering and technical services required to support the operation and maintenance of the Plant. In connection therewith, Operator shall use, and shall be entitled to reasonably rely on, the most recent technical data and other information (including any Intellectual Property) which Owner has furnished to Operator.

3.4.5       Provide environmental services in accordance with Section 9.2 as required to support operation and maintenance of the Plant in a manner consistent with all Requirements, including all Permits and the requirements of cognizant Governmental Authorities, and in accordance with all Applicable Laws, including obtaining and maintaining such Permits as are required by a Governmental Authority to be in Owner’s name (to the extent possible and lawful, otherwise Permits shall be held in Operator’s name) and documenting use, on-site storage, and coordination of disposition of Hazardous Materials and wastes in accordance with applicable Environmental Laws. Operator shall assist Owner in obtaining and maintaining any Permits, registrations or authorizations necessary for operation of the Plant that are required by a Governmental Authority to be held in Owner’s name.

3.4.6       Operate and maintain the Plant in a manner consistent with the Requirements, including with respect to personnel safety and equipment protection.

3.4.7       Maintain records of the operations and maintenance of the Plant (including operating logs and other information required by the PPA), maintain financial books and records relative to the costs of operating and maintaining the Plant in accordance with U.S. generally accepted accounting principles, consistently applied, and make such records available for inspection by Owner or any designees of Owner during normal business hours. Provide to Owner within fifteen (15) Business Days after the end of each month a report in respect of Direct Operating Expenses and Capital Improvement Expenses, comparing the actual expenses to the approved Annual Maintenance Plan’s Annual O&M Budget for the preceding month and for the applicable year through the end of such preceding month.

3.4.8       Use commercially reasonable efforts to secure and enforce all warranties (including any availability or other performance guarantees) for Materials and services purchased for the Plant and administer any Claims related thereto, including those provided by any Subcontractor of Operator.

3.4.9       Provide security and property management services, such as janitorial, landscaping, weed abatement, road maintenance, drainage control, perimeter fence repairs, gate maintenance and building maintenance services, in accordance with Prudent Operating Practices.

3.4.10     Provide to Owner by the fifteenth (15th) Business Day of each month a report for the prior month based on the components set forth in Exhibit B. Operator shall also provide to Owner any other information regarding the operation and maintenance of the Plant reasonably requested by Owner. Upon the reasonable request of Owner, Operator’s Representative shall meet with Owner to discuss the performance of the Work and operation of the Plant.

3.4.11     On or before November 1st of each calendar year, prepare and submit to Owner a proposed Annual Maintenance Plan for approval by Owner. This plan shall include the following items as further described below.

•                  The proposed Annual O&M Budget for next calendar year;

•                  The Forecast Budget (as defined below);

•                  Support for the Annual O&M Budget and the Forecast Budget; and

•                  Year over year trend analysis.

The proposed Annual O&M Budget for the next calendar year will be based on Operator’s assessment of the Work to be performed during such year and the proposed means of performing such Work in accordance with the Requirements. The proposed Annual O&M Budget shall include line item budget appropriations for Direct Operating Expenses, Capital Improvement Expenses, the recommended amount for the Contingency, expenses of Operator’s Subcontractors and anticipated cash flow requirements for such year.

In addition, as part of the Annual Maintenance Plan the Operator shall also provide a Forecast Budget for the following five years (the “Forecast Budget”). As support of the Annual O&M Budget and the Forecast Budget, the Operator shall provide descriptions of Operator’s underlying assumptions relating to, and Operator’s recommendations regarding, scheduled and unplanned outages (including timing and cost for Major Maintenance (as set forth in Exhibit D-2)), major maintenance and capital repairs, and improvements and additions, which are included in such proposed Annual Maintenance Plan.

Owner shall indicate in writing its comments on the proposed Annual Maintenance Plan, and submit any recommended changes thereto, within fifteen (15) Days after its receipt of the proposed Annual Maintenance Plan. Operator shall confer with Owner about such comments or recommended changes and submit a revised Annual Maintenance Plan (accompanied by a written statement of Operator’s reasons for accepting or rejecting any such comments or recommended changes) not later than fifteen (15) Days following receipt of such comments or recommended changes, unless Operator has obtained Administrator’s written consent to submit such revised Annual Maintenance Plan at a later date. This process shall continue until the Annual Maintenance Plan is approved. If Owner fails to approve an Annual Maintenance Plan for any calendar year prior to the commencement of such year, the Parties shall use the prior year’s Annual Maintenance Plan with respect to Direct Operating Expenses and other expenses less than $100,000 per project item, including Major Maintenance and Capital Improvement Expenses, until a new Annual Maintenance Plan is agreed, except that the Annual O&M Budget for the prior year shall be increased annually for inflation (but not decreased for deflation) based on the CPI.

Operator shall operate and maintain the Plant in accordance with the Annual Maintenance Plan approved by Owner for the period in question or, if applicable, the Pre-Commercial Operating Budget. Operator shall make recommendations to Owner with respect to budget and scope adjustments that may be required to maintain overall compliance with the Annual Maintenance Plan, and Owner may consider such recommendations in its sole discretion.

3.4.12     Operator shall maintain a continuous improvement program (including steps to maintain improvement of budget development and outage management processes) that is designed to target improving Plant performance metrics such as reliability and availability. Operator shall provide Owner with copies of such improvement program and any modification to such program on a timely basis. Operator shall also make system performance enhancement recommendations as part of the performance reporting process for any changes, adjustments or modifications that should be made to Plant.

3.4.13     Operator shall continuously monitor the Plant remotely through the SCADA System. If Operator detects an alarm or error message in the course of such monitoring, it shall take such actions remotely through the SCADA System or at the Plant as are reasonably necessary to respond to such alarm or error message, including effecting remote resets, when possible, or by performing manual resets at the Plant, in each case, as soon as reasonably practicable. Promptly after taking any such actions, Operator shall make its personnel at the Plant and Owner aware of the existence and nature of such actions and the related error or alarm codes. Operator shall also provide analytical services to analyze generation shortfalls, including the cause of such shortfall and propose resolutions for equipment operating below expected standards of operation.

3.4.14     Administer all Project Agreements and other service contracts relating to the operation and/or maintenance of the Plant, including the following with regard to Owner’s obligations under the PPA: communications with or related to CAISO including notices of emergencies and outages required to be provided to CAISO, scheduling deliveries of energy with CAISO (including acting as or engaging a third party to act as the scheduling coordinator for the Plant) to the extent PG&E is not acting as the scheduling coordinator for the Plant, provide accounting and reports of electric production in connection with the power sales, provide all planned outage and forced outage notifications to PG&E required under the PPA and all forecasts of energy required to be delivered to PG&E under the PPA.

3.4.15     Perform any such additional services related to the operation, maintenance, renewals, replacements, additions and retirements pertaining to the Plant as Owner, by written notice to Operator, requests Operator to undertake and as Operator agrees in writing to undertake.

3.5          Emergency. In the event of any Emergency, Operator shall perform the following (and, unless such Emergency is caused by Operator’s acts or omission, shall be entitled to reimbursement for all reasonable costs, expenses and obligations incurred in connection therewith):

3.5.1       Operator shall take immediate and diligent action in accordance with Applicable Laws and Prudent Operating Practice to attempt to prevent such threatened damage, injury or loss and, as necessary, mitigate to the greatest extent reasonably practicable such damage, injury or loss;

3.5.2       Operator shall notify all third parties, including fire departments, government agencies, and national response centers, as required by Applicable Law; and

3.5.3       Operator shall notify the Owner’s Representative of any emergency, by telephone, facsimile or electronic mail, as soon as practicable following the occurrence of such Emergency given the circumstances, which notice shall include detail with respect to any action being taken or instigated by Operator in response thereto.

3.6          Notification to Owner. Upon obtaining knowledge thereof, Operator shall promptly deliver Notice of each of the following to Owner’s Representative:

3.6.1       Any pending or threatened litigation, claim, dispute, action, investigation or proceeding by any Person concerning the Plant or the Work;

3.6.2       Any refusal or threatened refusal to grant, renew, or extend any existing Permit, or any pending or threatened litigation, claim, dispute, action or proceeding that might adversely affect the granting, renewal or extension of any relevant Permit;

3.6.3       Any material outage of more than twenty percent (20%) of the operating capacity of the Plant (other than as required to perform scheduled or routine maintenance) for a period of four (4) or more continuous hours;

3.6.4       Any incidents at the Plant resulting in death, lost time injury or serious injury to any individual, with written notice to follow within twenty-four (24) hours;

3.6.5       Any discovery of Hazardous Materials at the Plant that are not already recorded on the logs Operator is required to maintain in accordance with Applicable Law and previously notified to Owner or any incident the occurrence of which might reasonably require Operator to provide notification to a Governmental Authority under Applicable Law or Permits or which otherwise may reasonably be expected to result in any regulatory liability to Owner; and

3.6.6       Any other event or circumstance that reasonably could be expected to adversely impact the operation of the Plant in any material manner including labor disputes, material violation of any Applicable Laws or Permits, or material damage to any of the major pieces of equipment comprising the Plant.

3.7          Safety. Operator shall take reasonable safety and other precautions consistent with Prudent Operating Practices to protect persons and property from damage, injury or illness arising out of the performance of the Work. Operator shall prepare for Owner’s review and approval a safety manual that shall incorporate the following elements: (i) identification of the Person(s) responsible to implement and enforce the safety program; (ii) identification of safety hazards and correction procedures; (iii) requirements for safety meetings and safety training procedures; (iv) procedures for documenting safety infractions; and (v) general safety regulations and procedures. Operator shall maintain in form and content reasonably acceptable to Owner statistics regarding jobsite accidents, injuries and illnesses at the Plant as required by Applicable Law, which shall be available for inspection by and submitted to Owner upon its written request.

4.             CHANGE ORDERS. If Owner and Operator agree that Operator’s scope of responsibilities under this Agreement shall be or has been increased or, consistent with Prudent Operating Practices, decreased, or if it appears to either Party that a change is required to the Annual Maintenance Plan to conform the Annual Maintenance Plan to actual circumstances or events, Owner and Operator may in their respective discretion agree upon such amendments to this Agreement, or the Annual Maintenance Plan, as the case may be. Such amendments shall be reflected in a document executed by both Owner and Operator (a “Change Order”). Without limiting the generality of the foregoing, if Owner and Operator agree that Operator’s costs of performing the Work are materially increased as a result of any change in Applicable Law, any change to any agreement, instrument or document referred to herein relating to the Plant or any expenditures or services required of Operator in connection with any cooperation provided under Section 6.1 that would not otherwise be required to operate or maintain the Plant, in each case occurring after the date hereof, occurring as a result of actions outside Operator’s control, and affecting the scope of Operator’s responsibilities under this Agreement, then Owner and Operator shall agree upon an equitable adjustment to the Basic Corporate Overhead Expense and/or an adjustment to Operator’s Compensation whereby Operator shall be entitled, upon submission of proper invoices and supporting documentation, to be reimbursed for such increased costs and shall reflect such adjustment in a written Change Order. In addition and without limiting the generality of the foregoing, if Operator’s costs of performing the Work are materially increased as a result of any expenditures or services required of Operator in connection with any cooperation provided under Section 6.1 in furtherance of the contracts listed in such section that would not otherwise be required to operate or maintain the Plant, then Owner and Operator shall agree upon an equitable adjustment to the Basic Corporate Overhead Expense and/or an adjustment to Operator’s compensation whereby Operator shall be entitled, upon submission of proper invoices and supporting documentation, to be reimbursed for such increased costs and shall reflect such adjustment in a written Change Order. If any such change in scope is initiated by Operator, Operator shall notify Owner of its estimate of the increased costs caused by such change in scope at or prior to the time the relevant Change Order is submitted to Owner for approval.

5.             OPERATOR’S AUTHORITY; SUBCONTRACTING; PARTS.

5.1          Operator’s Authority. Operator shall have the authority to procure and make expenditures for such items, parts, materials and services as are deemed necessary by Operator in completing the Work, provided that such procurement and expenditures comply with the Annual Maintenance Plan (or, if applicable, the Pre-Commercial Operating Budget), the Requirements, and the other terms and conditions of this Agreement. In doing so, Operator shall keep Owner timely informed and obtain Owner’s prior approval for any expenditures that are not set forth in the Annual Maintenance Plan or that do not qualify as Permitted Excess Expenditures. Operator shall not require Owner’s prior approval, and Owner shall reimburse Operator for, any Permitted Excess Expenditures, provided however, if the payee of a Direct Operating Expense or Capital Improvement Expense is the Operator or an Operator Related Party, such expense shall not exceed the applicable line item amount set forth in the applicable Annual O&M Budget unless the Operator has received the prior written consent of the Owner in respect to such expense. Notwithstanding the foregoing, during an Emergency or other unexpected contingency, Operator is authorized to make such expenditures and take such other actions, whether budgeted or not, as Operator shall determine to be reasonably necessary in order to comply with this Agreement, applicable Permits, Applicable Laws or to otherwise protect the Plant, individuals or other property and to maintain the Plant in a safe condition consistent with Prudent Operating Practices. If any such unbudgeted costs and expenditures are incurred, Operator shall promptly notify Owner of such action, specifying the particulars of the events giving rise to such costs and expenditures, and shall promptly submit a revision to the Annual Maintenance Plan to encompass the costs and expenditures incurred, as well as those expected to be incurred, as a result of such Emergency or other unexpected event, and such costs and expenditures reasonably incurred shall be reimbursed in accordance with Exhibit E. Notwithstanding anything in this Section 5.1 to the contrary, Operator shall not make any Permitted Excess Expenditures or other expenditures (including expenditures related to an Emergency or unexpected contingency) not included within an Annual Maintenance Plan (or, if applicable, the Pre-Commercial Operating Budget) if such expenditure or Owner’s reimbursement of the same would cause Owner to breach or otherwise fail to comply with the LGA.

5.2          Subcontracts. The subcontracts and Subcontractors proposed by the Operator in the Annual Maintenance Plan shall be reviewed and approved by Owner; provided that Operator’s subcontract with SunPower Corporation Systems, dated as of even date herewith, is hereby approved for the duration of the Term, including any Renewal Term. In each monthly report delivered pursuant to Section 3.4.10, Operator shall notify Owner of any other Subcontractors it intends to engage in the future for work expected to result in more than $250,000 in fees to such Subcontractor. Owner shall have ten (10) Business Days from its receipt of such report to object to any such Subcontractor, and Operator shall not engage any Person to which Owner has so objected. Any future subcontracts entered into by Operator to procure equipment, supplies or services for the Plant shall be in a form to be agreed upon by

Owner and Operator, which form shall conform to the applicable terms and provisions of this Agreement. No subcontract entered into by Operator shall prohibit or restrict assignment of such agreement by Operator to Owner. Owner’s Representative shall have the right to review and approve (such approval not to be unreasonably withheld, conditioned or delayed) any material changes to the form purchase order. Operator shall not be relieved of any of its obligations or liabilities under this Agreement by reason of any subcontract and shall be responsible for the acts and omissions of its Subcontractors in their performance of the Work to the same extent as if such acts and omissions were performed or made by Operator.

5.3          Parts. Operator may not, in performing the Work, procure and employ used, non- OEM, reverse engineered, and/or refurbished Materials, equipment and parts without the express approval and permission of Owner. Materials, equipment and parts procured by Operator shall meet all specifications and requirements of Owner, shall comply with all Requirements including any conditions required to maintain warranties covering the Plant or any portion or component thereof in effect, and shall be inspected and tested by Operator in accordance with Prudent Operating Practices and any obvious defects shall be noted and handled appropriately.

6.             COOPERATION.

6.1          General. During the Term of this Agreement, each Party shall act in good faith and provide such reasonable assistance and cooperation as the other Party may request in connection with the performance of their respective duties and obligations under this Agreement.

6.2          Owner Representative. From time to time during the Term, Owner shall designate, by written notice signed by an executive officer of Owner delivered to Operator, an individual and an alternate (to act in the absence of such representative) (each, an “Owner Representative”) with authority to act for Owner in all matters pertaining to this Agreement and the Plant, to receive notices and communications from Operator with respect to this Agreement and the Plant, and to deliver to Operator, on behalf of Owner, notices, communications, decisions and approvals with respect to this Agreement and the Plant. The name of the Owner Representative (including the alternate) as of the date hereof is attached hereto as Exhibit I. In the event that Owner replaces an Owner Representative (or such alternate), Owner shall promptly notify Operator and Operator shall prepare and distribute a new Exhibit I reflecting such changes, and Exhibit I shall be deemed revised.

6.3          Actions by Owner. The manner of making any decision or giving any approval by Owner shall be determined by Owner for itself, but any communication received by Operator from a Person designated by Owner as its Owner Representative (unless such designation shall have been previously revoked) may be conclusively relied upon by Operator as having been authorized by Owner.

6.4          Operator Representative. From time to time during the Term, Operator shall designate, by written notice signed by an executive officer of Operator delivered to Owner an individual and an alternate (to act in the absence of such representative) (each, an “Operator Representative”) with authority to act for Operator in all matters pertaining to this Agreement and the Plant, to receive notices and communications from Owner with respect to this Agreement and the Plant, and to deliver to Owner, on behalf of Operator, notices, communications, decisions and approvals with respect to this Agreement and the Plant. The name of the Operator Representative (including the alternate) as of the date hereof is attached hereto as Exhibit I. In the event that Operator replaces an Operator Representative (or such alternate), Operator shall promptly notify Owner and Operator shall prepare and distribute a new Exhibit I reflecting such changes, and Exhibit I shall be deemed revised.

6.5          Actions by Operator. The manner of making any decision or giving any approval by Operator shall be determined by Operator for itself, but any communication received by Owner from a Person designated by Operator as its Operator Representative (unless such designation shall have been previously revoked) may be conclusively relied upon by Owner as having been authorized by Operator.

6.6          Access to Information and Plant; Special Assistance. Operator shall provide Owner access to all documents, data, information and records that relate to operation and maintenance of the Plant; provided, however, that Operator shall not be required to provide any privileged or proprietary information, personnel information, or other information that does not relate to the Plant and otherwise is not required to operate and maintain the Plant in accordance with Prudent Operating Practices, the Requirements and this Agreement. At the request of Owner from time to time, Operator shall provide Owner with such data and assistance as may be reasonably requested by Owner to enable Owner to discharge satisfactorily its responsibilities as Owner of the Plant, including its responsibilities to its lenders, security holders, regulatory authorities and others. At all times during the Term of this Agreement, Owner and any Affiliates approved by Owner or other Owner designees shall have access to the Plant to inspect and observe any and all aspects of its construction, operation, maintenance, repair, and overall condition, including any command and control facilities for the Plant, subject only to reasonable health and safety rules and regulations which shall be provided to by Operator and Owner and approved by Owner in its reasonable discretion (including any changes made from time to time).

7.             OWNER’S RESPONSIBILITIES.

7.1          Responsibilities of Owner. Owner shall be responsible for the following:

(a)                                 Providing Operator and its Subcontractors with access to and within the Plant at all times and without prior notice as reasonably necessary for Operator to perform the Work;

(b)                                 If Owner brings third parties onto the Plant site, Owner shall comply, and be responsible for each third party’s compliance, with the safety requirements of the Plant site and any operating or other procedures or protocols related to the Plant. Owner shall not give Plant access to any competitor of the vendor supplying the major generation equipment to the Plant, without first obtaining Operator’s consent;

(c)                                  All communications regarding power sales (except with CAISO, which shall be Operator’s responsibility in accordance with Section 3.4.14), contracting regarding power sales, and bidding regarding power sales;

(d)                                 Providing all facilities and infrastructure required for Operator’s and its Subcontractors’ performance of the Work;

(e)                                  Obtaining all Permits or licenses required by a Governmental Authority to be in Owner’s name which are necessary to enable Operator or its Subcontractors to operate and maintain the Plant;

(f)                                   Water supply, telephone service, public address system, local data network, in—plant radio system, water and waste disposal (other than Hazardous Materials) and all other utilities as deemed desirable by mutual agreement of Owner and Operator for the execution of the Work;

(g)                                  Providing Operator with reasonably prompt written notice of any changes in the expected date of Substantial Completion when compared to that set forth in the schedule for such event set forth in the EPC Agreement; and

(h)                                 Proving Operator with copies, within a reasonable time period following any request from Operator, of any agreements or other documentation the review of which is part of Operator’s Work hereunder.

8.             COMPENSATION AND PAYMENTS.

8.1          Compensation. During the Term of this Agreement, Owner shall pay to Operator, as compensation for performance of its duties and obligations hereunder, the Compensation determined and payable pursuant to Exhibit E.

8.2          Invoices and Reconciliation. On the Effective Date, Operator shall invoice Owner for the Compensation anticipated to be owed for the Work to be performed during the remainder of the month in which the Effective Date occurs and the following month of the Term, based on the budget for such period set forth in the Annual Maintenance Plan, or, if applicable, the Pre-Commercial Operating Budget. Thereafter, by the eighth (8th) Business Day of each month during the Term, Operator shall (i) invoice Owner for Compensation anticipated to be owed for the Work to be performed during the following month based on the budget included in the Annual Maintenance Plan (or, if applicable, the Pre-Commercial Operating Budget) plus any Reconciliation Amount owed to Operator as a result of the Compensation paid in the month prior to the issuance of the invoice being less than the actual Compensation earned during such month in accordance with Exhibit E or minus any Reconciliation Amount owed to Owner as a result of the Compensation paid in such prior month being in excess of the actual Compensation earned during such month in accordance with Exhibit E, and (ii) provide an executed lien waiver in the form of Exhibit O for the Operator. Operator shall determine at the end of each month, whether the anticipated Compensation invoiced to Owner for such month was less than or in excess of the actual amount of Compensation earned during such month, as determined pursuant to Exhibit E (such amount, the “Reconciliation Amount”). Owner shall pay all undisputed invoiced amounts of such Compensation to Operator no later than thirty (30) Days following the date of receipt by Owner of the applicable invoice; provided, however, that Owner shall pay all undisputed amounts in the invoice delivered on the Effective Date within five (5) Business Days of the Effective Date. Notwithstanding the provisions of Section 19.1, invoices sent pursuant to this

Section 8.2 shall be addressed to “Accounts Payable” and sent by e-mail (with a follow-up paper invoice to be sent pursuant to the notice provisions of Section 19.1 hereto) to the e-mail address indicated by notice by Owner from time to time.

8.3          Cash Requirements.

8.3.1       If at any time during any month Operator requires additional sums from Owner for unanticipated expenses in excess of 10% over the amounts for Direct Operating Expenses and Capital Improvement Expenses pre-funded by Owner in accordance with Section 8.2, Operator promptly shall notify Owner. Subject to Section 5.1, within fifteen (15) Business Days after receipt of such notice, Owner shall pay by electronic funds transfer the amount of such shortfall to Operator.

8.3.2       Operator shall not be under any obligation to use its own funds to pay any Subcontractors or vendors any amounts included in the Compensation that have not been paid by Owner and shall be indemnified by Owner, beginning on the Effective Date, for Claims suffered by Operator as a result of Owner’s failure to provide funds in accordance with this Section 8.

8.4          Cash Neutral. Notwithstanding any provision in this Section 8 to the contrary, all payments to be made by Owner under this Section 8 are due and are to be received by Operator in advance of Operator’s incurrence of the expense to which such payments from Owner are to be applied. The Parties acknowledge and agree that the Work, including the procurement of any equipment, supplies and other services, are being performed hereunder on a cost pass-through basis to the Owner.

8.5          Interest on Delinquent Funds. Any delinquent payment under this Agreement shall bear interest, from the date due until paid, at a rate per annum equal to the prime rate from time to time charged by JPMorgan Chase Bank, N.A. in New York City, or any successor institution, plus two percent (2%), but not in excess of the maximum lawful rate of interest permitted by any Applicable Laws. Each change in the interest rate payable on delinquent payments hereunder shall become effective on the date of each such change in the prime rate. The payment of any such interest shall not excuse or cure any delinquent payment due to either Party under this Agreement.

8.6          No Waiver. No payment by Owner shall prejudice or constitute a waiver of its right, within the time frame set forth in Section 14, to audit or make a Claim in respect of the correctness of any billing submitted by Operator.

9.             COMPLIANCE WITH LAWS AND PERMITS.

9.1          Requirements of Law Generally. Operator shall comply with all Applicable Laws (including, but not limited to, Environmental Laws) applicable to Operator’s performance of the Work. Owner shall comply with all Applicable Laws (including, but not limited to, Environmental Laws) applicable to its obligations hereunder and otherwise applicable to the ownership of the Plant.

9.2          Hazardous Materials Management. Following Substantial Completion, Operator shall be responsible for the on-site management of all Hazardous Materials generated by or used in the operation or maintenance of the Plant. Following Substantial Completion, Owner shall be identified to any Governmental Authority as the party responsible for the generation, treatment, storage and disposal of all hazardous or toxic wastes (including waste Hazardous Materials) generated by or used in the operation or maintenance of the Plant (and, therefore, Owner shall be designated as the “generator” on all manifests relating to all such hazardous or toxic wastes). Operator shall use commercially reasonable and diligent efforts to prevent the release of any Hazardous Materials into the air, soil, surface water or groundwater at the Plant (other than as permitted by applicable Environmental Laws). Owner shall indemnify, defend, and hold harmless the Operator Indemnified Parties from and against any Claims arising from unpermitted releases of Hazardous Materials into the air, soil, surface water or groundwater at the Plant caused by Owner or any its representatives, employees or agents (excepting Operator, its representatives, employees, agents, contractors or Subcontractors (including without limitation, any Plant Personnel or Support Personnel). Operator shall defend, indemnify and hold the Owner Indemnified Parties harmless against, and shall reimburse Owner for any Claims resulting from or related to any unpermitted releases of Hazardous Materials into the air, soil, surface water or groundwater at or from the Plant caused by the acts or omissions of Operator, its representatives, employees, agents, contractors or Subcontractors (including any Plant Personnel or Support Personnel). The amount of any indemnity payable under this Section 9.2 shall be reduced by the amount of all net insurance proceeds received by the indemnified parties in respect of the occurrence of the event giving rise to the indemnification obligation hereunder. Except in the case of gross negligence, fraud or willful misconduct, the total aggregate liability of Operator for investigation, remediation or other response costs arising out of, connected with or resulting from unpermitted releases of Hazardous Materials into the air, soil, surface water or groundwater at the Plant, whether based in contract, in tort (including negligence and strict liability) under warranty or otherwise, and notwithstanding any other provisions of this Agreement, shall in no event exceed $5,000,000.

9.3          Compliance with Permits. Operator shall comply with all Permits, and the terms and conditions thereof, applicable to the Plant (whether such Permits are issued in the name of Operator or Owner).

9.4          Inapplicability of Article 10 to Contamination Claims. Liability of either Party to the other Party for any Claims for investigation, remediation or other response costs arising out of, connected with or resulting from unpermitted releases of Hazardous Materials into the air, soil, surface water or groundwater at the Plant shall be governed by Section 9.2, and Article 10 shall not apply to such Claims. Notwithstanding the foregoing, and for the sake of clarity, Operator’s liability for the violation of Environmental Laws other than as relates to Claims for the foregoing shall be governed by Article 10.

10.          ALLOCATION OF RISKS AND LIABILITY.

10.1        General Indemnity by Operator. Subject to Section 9.4, Operator shall indemnify, defend and hold harmless the Owner Indemnified Parties from and against any and all Claims of whatsoever kind or character, that could be brought by Operator or that are brought by any of Operator’s directors, officers, managers or employees or by any party other than Owner or any of its Affiliates, including reasonable attorneys’ fees and expenses, for injury or death of persons or physical loss of or damage to property of Persons arising from (1) Operator’s (including it employees’ or agents’) fraud, gross negligence or willful misconduct, (2) claims from Governmental Authorities related to the failure of Operator or any Operator Related Party to pay taxes for which any such party is responsible, or (3) the violation of any Applicable Law by Operator or any Operator Related Party, except to the extent such injury, death, loss or damage arises from: (i) the fraud, gross negligence or willful misconduct of any Owner Indemnified Party; or (ii) the breach of this Agreement by Owner; or (iii) the violation of any Applicable Law by any Owner Indemnified Party.

The amount of any such indemnity payable by the Operator shall be reduced by the amount of all net insurance proceeds received by the Owner Indemnified Parties in respect of the occurrence of the event giving rise to the indemnification obligation hereunder.

10.2        General Indemnity by Owner. Subject to Section 9.4, Owner shall indemnify, defend and hold harmless the Operator Indemnified Parties from and against any and all Claims of whatsoever kind or character that are related to the Work or the Plant, that could be brought by Owner or that are brought by any of Owner’s directors, officers, managers or employees or by any party other than an Operator Related Party or an Operator’s Subcontractor of any tier, including reasonable attorneys’ fees and expenses, for injury or death of persons or physical loss of or damage to property of Persons, arising from (1) the fraud, gross negligence or willful misconduct of any Owner Indemnified Party, (2) claims from Governmental Authorities related to the failure of any Owner Indemnified Party to pay taxes for which any such party is responsible, or (3) the violation of any Applicable Law by any Owner Indemnified Party, except to the extent such injury, death, loss or damage arises from: (i) the fraud, gross negligence or willful misconduct of any Operator Related Party or any Operator Subcontractor of any tier in connection with performance of the Work; or (ii) the breach of this Agreement by the Operator; or (iii) the violation of any Applicable Law by Operator’s Related Parties or Operator’s Subcontractors of any tier.

The amount of any such indemnity payable by the Owner shall be reduced by the amount of all insurance proceeds received by the Operator Indemnified Party in respect of the occurrence of the event which gave rise to the indemnification obligation hereunder.

10.3        Cooperation Regarding Claims. If any Party (each an “Indemnified Party”) shall receive notice or have knowledge of any claim that may result in a claim for indemnification by such Indemnified Party against a Party pursuant to this Section 10, such Indemnified Party shall, as promptly as possible, give the indemnifying Party notice of such claim, including a reasonably detailed description of the facts and circumstances relating to such claim, and a complete copy of all notices, pleadings and other papers related thereto, and in reasonable detail the basis for its potential claim for indemnification with respect thereto; provided that failure promptly to give such notice or to provide such information and documents shall not relieve the indemnifying Party from the obligation hereunder to respond to or to defend the Indemnified Party failing to give such notice against such claim. The Party against whom indemnification is claimed shall, upon its acknowledgment in writing of its obligation to indemnify the Indemnified Party seeking indemnification, be entitled to assume the defense or to represent the interests of the Indemnified Party seeking indemnification in respect of such claim, which shall include the right to select and direct legal counsel and other consultants reasonably acceptable to the Indemnified Party, appear in proceedings on behalf of such Indemnified Party and to propose, accept or reject offers of settlement, all at its sole cost, in consultation with the Indemnified Party and provided, however, that without the Indemnified Party’s consent, which consent may not be unreasonably withheld, the indemnifying Party may only consent to entry of a judgment or settlement that does not provide for injunctive or other nonmonetary relief affecting the Indemnified Party or the Plant.

10.4       Limitations of Liability. Except in the case of fraud or willful misconduct, the total aggregate liability of Operator arising out of, connected with or resulting from this Agreement or from the performance or breach hereof, or from any Work performed by Operator, whether based in contract, in tort (including negligence and strict liability) under warranty or otherwise, and notwithstanding any other provisions of this Agreement, shall be limited to the Annual Profit Fee (without any adjustment through the Adjustment Payment) and the Basic Corporate Overhead Expenses for the year in which such liability arose (or, for any year prior to the commencement of commercial operations at the Plant, $100,000 in the aggregate). The foregoing limit of liability will not apply to indemnity claims under Section 9.2 or Section 10.1.

11.          CONSEQUENTIAL DAMAGES; DISCLAIMER. Neither Party shall be liable to the other Party for any punitive, incidental, indirect, special or consequential loss or damage, including loss of revenues, income or profits, cost of capital, loss of goodwill or reputation connected with or resulting from performance or non-performance of any obligations under this Agreement, except (a) to the extent arising from the gross negligence, fraud or willful misconduct of the liable Party, or (b) any indemnification obligations of either Party hereunder for third party Claims. The Parties further agree that this waiver and disclaimer of liability shall apply at all times, whether in contract, equity, tort or otherwise, regardless of the fault, negligence (in whole or in part), strict liability, breach of contract or breach of warranty of the Party whose liabilities are so limited.

12.          INSURANCE.

12.1        Operator’s Insurance. At its own expense Operator shall secure and maintain, or cause to be secured and maintained, the insurance policies required to be maintained by it under Exhibit C in accordance with the terms and conditions set forth therein. Operator shall, within five (5) days after each request by Owner, provide certificates of insurance to Owner, evidencing all insurance policies required pursuant to this Section 12.1. Operator shall also provide detailed summaries (reasonably acceptable to Owner) of all insurance policies required by this Section 12.1, upon reasonable advance notice by Owner.

12.2        Owner’s Insurance. The Owner shall procure, or cause to be procured, at the expense of the Owner, the insurance policies required to be maintained by it under Exhibit C in accordance with the terms and conditions set forth therein. Owner shall, within five (5) Days after each request by Operator provide certificates of insurance to Operator, evidencing all insurance policies required pursuant to this Section 12.2. Owner shall also provide detailed summaries (reasonably acceptable to Operator) of all insurance policies required pursuant to this Section 12.2 upon reasonable advance notice by Operator.

13.          FORCE MAJEURE.

13.1        Excused Performance; Duty to Mitigate. Notwithstanding any other provision of this Agreement (excepting Section 13.2), any obligation of either Party under this Agreement shall be excused to the extent that such Party’s inability to perform is caused by a Force Majeure Event. Both Parties shall make all commercially and technically reasonable efforts to cure, mitigate or remedy the effects of a Force Majeure Event.

13.2        Obligations to Pay Monies. Notwithstanding that a Force Majeure Event may otherwise exist, the provisions of this Section 13 shall not excuse the payment of money due by any Party; provided, however, that Owner shall have no obligation to pay for Work that is not performed during a Force Majeure Event.

13.3        Notice of Force Majeure Event. The Party claiming a Force Majeure Event shall, as a condition precedent for relief for the Force Majeure Event, give notice to the other Party of any Force Majeure Event as soon as reasonably practicable, but not later than ten (10) Days after the date on which such Party knew of the commencement of the Force Majeure Event. Notwithstanding the above, if the Force Majeure Event results in a breakdown of communications rendering it not reasonably practicable to give notice within the applicable time limit specified herein, then the Party claiming a Force Majeure Event shall give such notice as soon as reasonably practicable after the reinstatement of communications, but not later than five (5) Days after the reinstatement of such communications.

13.4        Notice of Cessation of Force Majeure Event. The Party claiming a Force Majeure Event shall give notice to the other Party of (a) the cessation of the relevant Force Majeure Event and (b) the cessation of the effects of such Force Majeure Event, and such Party shall resume performance of its obligations as soon as reasonably practicable thereafter.

14.          BOOKS AND RECORDS. All Project Records shall be and remain the sole and exclusive property of the Owner, which shall have and retain all rights, including any Intellectual Property rights, therein. Operator shall maintain on a current basis proper, accurate, detailed and complete books, records and accounts relating to the operation and maintenance of the Plant (including logs of all repairs, parts and materials used and any other data to be maintained under the Requirements) and the performance of the Work (collectively referred to as “Books and Records”), including all operating data and operating logs maintained pursuant to Section 3.4, and as necessary to document Compensation earned by Operator. Operator shall ensure that such Books and Records are kept in a manner that enables them to be separated from Operator’s own corporate books and records of account. Throughout the Term and for a period of one (1) year (or such longer period as required by Governmental Authority) following the end of the Term, Owner shall have the right, upon three (3) Business Days’ prior written notice and during normal business hours, to inspect and audit the Books and Records. If any overpayments of Compensation are identified in such audit, the undisputed amount of the overpayment shall be refunded to Owner within thirty (30) Days after Operator receives Owner’s invoice for the same.

15.          INTELLECTUAL PROPERTY. Any Licensed Materials, and all Intellectual Property, if any, contained in the Licensed Materials or otherwise owned by Operator or its Subcontractors and incorporated into the Plant by Operator or its Subcontractors in connection with the performance of the Work, are and shall remain the exclusive property of Operator or its Subcontractors, as the case may be. Operator hereby grants a fully paid-up, non-exclusive, perpetual, irrevocable, world-wide license for Owner to use the Licensed Materials and all Intellectual Property therein and such Intellectually Property so incorporated into the Plant (the “Operator IP), as set forth below:

(a)           Owner shall not, without the prior written consent of Operator, use the Licensed Materials or Operator IP, in relation to any project other than the Plant or for any expansion of the Plant; and

(b)           Owner may use such Licensed Materials and Operator IP soley and to the extent required for the operation, maintenance, repair and service of the Plant.

The Licensed Materials covered by the license set forth in this Article 15 are inseparable from the Materials and Work being furnished pursuant to this Agreement. As a result, this license, and all rights and obligations contained in this license, (i) shall continue with respect to the Plant for so long as the Plant remains in service and (ii) shall transfer with any transfer of the Plant or any portion thereof to any Person. All copies, but not the Intellectual Property therein, of the Licensed Materials that are provided to Owner by Operator or its Subcontractors in connection with the performance of the Work shall become the property of Owner.

16.          EVENTS OF DEFAULT.

16.1        Operator Defaults. The occurrence of any one or more of the following events shall constitute an event of default by Operator hereunder (an “Operator Event of Default”):

16.1.1     Except as otherwise expressly addressed in this Section 16.1, Operator is in material breach of its obligations or its representations and warranties under this Agreement and such material breach continues uncured for ten (10) Days after receipt of written notice from Owner, provided that Operator’s cure period may be extended to up to thirty (30) Days for such breaches not reasonably susceptible to cure within ten (10) Days and further provided that Operator continuously and diligently pursues the cure of the breach to completion;

16.1.2     Operator assigns this Agreement and its obligations hereunder, except as permitted under Section 17.1;

16.1.3     Operator terminates its existence (except in the case of merger or other corporate reorganization to the extent permitted under the Financing Agreements) or voluntarily commences or acquiesces to bankruptcy, insolvency, reorganization, stay, moratorium or similar debtor-relief proceedings; or shall have become insolvent or generally does not pay its debts as they become due, or admits in writing its inability to pay its debts, or makes an assignment for the benefit of creditors; or

16.1.4     Insolvency, receivership, reorganization, bankruptcy, or similar proceedings shall have been commenced against Operator and such proceedings remain undismissed or unstayed for a period of ninety (90) Days.

16.2        Owner Defaults. The occurrence of any one or more of the following events shall constitute an event of default by Owner hereunder (an “Owner Event of Default”):

16.2.1     Owner fails to pay to Operator any payment required under this Agreement that is not in dispute, and such failure continues for thirty (30) Days after receipt of written notice of such failure;

16.2.2     Except as otherwise expressly addressed in this Section 16.2, Owner is in material breach of its obligations or its representations and warranties under this Agreement and such material breach continues uncured for ten (10) Days after receipt of written notice from Operator, provided that Owner’s cure period may be extended to up to thirty (30) Days for such breaches not reasonably susceptible to cure within ten (10) Days and further provided that Owner continuously and diligently pursues the cure of the breach to completion;

16.2.3     Owner terminates its existence (except in the case of merger or other corporate reorganization to the extent permitted under the Financing Agreements) or voluntarily commences or acquiesces to bankruptcy, insolvency, reorganization, stay, moratorium or similar debtor-relief proceedings, or shall have become insolvent or generally does not pay its debts as they become due, or admits in writing its inability to pay its debts, or makes an assignment for the benefit of creditors; or

16.2.4     Insolvency, receivership, reorganization, bankruptcy, or a similar proceeding shall have been commenced against Owner and such proceeding remains undismissed or unstayed for a period of ninety (90) Days.

16.3       Event of Default Remedies. The sole and exclusive remedy of each Party upon the occurrence and continuation of an Event of Default by the other Party is the termination of this Agreement and payment of the amounts required to be paid under and in accordance with Section 2.2, provided however, that this provision shall not limit the indemnity obligations of the Parties hereunder.

17.          ASSIGNMENT.

17.1        Assignment. This Agreement shall be binding upon and shall inure to the benefit of the successors and permitted assigns of Owner and Operator. Neither Owner nor Operator shall, without the written consent of the other Party, assign or transfer this Agreement, which consent shall be at such other Party’s sole discretion. Notwithstanding the foregoing, without the written consent of Operator, (a) Owner may assign all of its rights and obligations under this Agreement to a Financing Party as collateral security in connection with obtaining or arranging any Financing for the Plant; provided, however, Owner shall deliver, at least ten (10) Days prior to any such assignment to Operator (i) written notice of such assignment and (ii) a copy of the instrument of assignment and (b) the Financing Party or the Financing Party’s agent may assign this Agreement or their right under this Agreement, including in connection with any foreclosure or other enforcement of their security interest. If Operator executes a consent to assignment or other direct agreement with a Financing Party, the notice requirement set forth in Section 17.1(a) shall be deemed satisfied. Any assignment which does not comply with the requirements of this Section 17.1 shall be null and void; provided, however, that no assignment by Owner to a Financing Party otherwise permitted by this Section 17.1 shall be void or nullified solely due to a failure to give the notice required by this Section 17.1.

17.2       Financing Cooperation. Operator shall provide such cooperation as Owner may reasonably request in connection with obtaining Financing for the Plant; provided, however, that such cooperation does not (a) adversely affect the rights or increase the duties and obligations of Operator under this Agreement in any material respect or (b) cause Operator to incur any additional third party expenses in the performance of its obligations hereunder. At any time and from time to time during the Term of this Agreement, after receipt of a written request by Owner, Operator shall (x) execute and deliver to Owner and/or the Financing Parties, estoppel statements reasonably acceptable to Operator certifying to its knowledge whether or not (i) this Agreement is in full force and effect, (ii) any modifications have been made hereto, (iii) whether there exist any defaults hereunder or any disputes hereunder between the Parties, (iv) any events have occurred that would, with the giving of notice or the passage of time, constitute a default hereunder, and (v) all amounts then due and owing hereunder have been paid, (y) execute customary consents, at expense of Owner, in a form reasonably acceptable to Operator, to Owner’s assignment of this Agreement to a Financing Party as collateral security and (z) provide such legal opinions at the expense of Owner as may reasonably be requested in connection with any collateral assignment and consent. Operator acknowledges that the form of Mortgagee Consent attached hereto as Exhibit L is acceptable and agrees that it shall execute such Mortgagee Consent within twenty-five (25) Days’ request from Owner.

18.         TITLE TO MATERIALS. Title to any Materials shall pass directly from the supplier to Owner when purchased and shall be free and clear of all liens and encumbrances created or imposed by Operator. Operator shall keep and maintain the Plant free and clear of all liens and encumbrances resulting from the action or inaction of Operator or its Subcontractors hereunder or from any Work done hereunder at the request of Operator or its Subcontractors, other than (a) liens and encumbrances arising by, through or under Owner; and (b) liens and encumbrances which are being diligently contested in good faith and by appropriate proceedings for which appropriate reserves have been established. Notwithstanding the foregoing, Operator shall not be responsible for preventing liens and encumbrances that result from Owner’ failure to timely pay amounts owing to Operator under this Agreement.

19.          MISCELLANEOUS.

19.1       Notices. All notices, requests, demands, waivers, consents and other communications hereunder shall be in writing and shall be considered properly served, given or made if delivered either in person, by facsimile, by overnight courier or by U.S. mail, first class postage prepaid, directed to the Parties or their permitted assignees at the addresses set forth in Exhibit I. Notice by facsimile, or by hand delivery, shall be effective at the close of business on the day actually received, if received during business hours on a Business Day. Notice by overnight U.S. mail or courier shall be effective on the next Business Day after being sent, and notice by regular U.S. mail shall be effective three (3) Business Days after being sent. Any Party may, at any time, by written notice to the other Party, designate different Persons or addresses for the receipt of notices hereunder.

19.2        Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid, binding and enforceable under Applicable Law. In the event that any of the terms, covenants or conditions hereof or the application thereof to either Party or any circumstance shall be held by a court of competent jurisdiction to be invalid in any jurisdiction, the remaining terms, covenants and conditions hereof and the application thereof to either Party or any other circumstance, or in any other jurisdiction, shall not be affected thereby.

19.3       Confidentiality.

19.3.1     Confidential Information. For purposes of this Agreement, the term “Confidential Information” means proprietary information concerning the business, operations and assets of Operator or Owner (as the case may be), their respective parent companies, subsidiaries or affiliates (collectively, the “Disclosing Party”) that is clearly marked “Proprietary” or “Confidential” if disclosed in writing, and, if disclosed orally or visually, is communicated to be confidential at the time of disclosure and reduced to a writing marked “Proprietary” or “Confidential” within a period of thirty (30) days after the initial oral or visual disclosure by the Disclosing Party to the Party receiving the information (“Receiving Party”). Subject to the preceding sentence, Confidential Information may include information or materials prepared in connection with the performance of the Services under this Agreement, or any related subsequent agreement, designs, drawings, specifications, techniques, models, data, documentation, manuals, source code, object code, diagrams, flow charts, research, development, processes, procedures, know-how, manufacturing, development or marketing techniques and materials, development or marketing timetables, strategies and development plans, business plans, customer, supplier or personnel names and other information related to customers, suppliers or personnel, pricing policies and financial information, and other information of a similar nature, whether or not reduced to writing or other tangible form (provided the requirements of the preceding sentence are satisfied), and any other trade secrets. In no event, shall Confidential Information include (a) information known to Receiving Party prior to obtaining the same from Disclosing Party (provided that such knowledge did not involve a breach of confidentiality obligations by any Person from whom such knowledge was directly or indirectly obtained) as reflected by the written records of Receiving Party; (b) information in the public domain at the time of disclosure by Disclosing Party; (c) information obtained by Receiving Party from a third party rightfully in the possession of such information and who did not receive same, directly or indirectly, from Disclosing Party; or (d) information approved for public release by express prior written consent of an authorized officer of Disclosing Party.

19.3.2     Use of Confidential Information.

(a)           General. Receiving Party hereby agrees that it shall use the Confidential Information for the purposes of this Agreement and/or the Plant. Receiving Party agrees to use the same degree of care Receiving Party uses with respect to its own proprietary or confidential information, which in any event shall result in a reasonable standard of care to prevent unauthorized use or disclosure of the Confidential Information. Except as otherwise provided herein, Receiving Party shall keep confidential and not disclose the Confidential Information. Operator and Owner shall cause each of their directors, officers, managers, employees, agents, partners, representatives, Subcontractors, successors and permitted assigns to become familiar with, and abide by, the terms of this Section 19.3.2.

(b)           Disclosures Required under Applicable Law. Notwithstanding the provisions of this Section 19.3, a Receiving Party may disclose any of the Confidential Information of the Disclosing Party to the extent required by Applicable Law. Prior to making or permitting any such disclosure, Receiving Party shall provide Disclosing Party with prompt Notice of any such requirement so that Disclosing Party (with Receiving Party’s assistance, if requested) may seek a protective order or other appropriate remedy. In any such event, the Receiving Party shall use commercially reasonable efforts, at the sole cost and expense of the Disclosing Party, to ensure that all Confidential Information that is so disclosed shall be accorded confidential treatment, to the extent possible, and shall so disclose only that portion of the Confidential Information that is legally required to be disclosed.

(c)           Permitted Disclosures. Notwithstanding the foregoing, each Party has the right to disclose Confidential Information without the consent of the Disclosing Party; (i) as required by any court or other Governmental Authority, or by any stock exchange on which the shares of any Party are listed; (ii) as required in connection with any government or regulatory filings, including filings with any regulating authorities covering the relevant financial markets; (iii) to its attorneys, accountants, financial advisors or other agents that require such information in connection with their work; (iv) to actual and prospective lenders, investors and other financing sources and their advisors, in each case to the extent necessary or advisable in connection with any Person obtaining financing for the Plant; (v) in connection with an actual or prospective merger or acquisition or similar transaction involving such Party or the parent entity of such Party, (vi) in the case of disclosures by Operator, to its Subcontractors (of any tier), and (vii) in the case of disclosures by Owner, Affiliates of Owner and any Person that has an equity interest in the Plant. In each of cases (iii) through (vii) above, the Disclosing Party shall obtain from the third party to whom it seeks to disclose or to whom it has disclosed Confidential Information a binding confidentiality undertaking in writing agreeing to keep and use such information in confidence that is substantially similar to the undertakings of the Parties in this Article XIV (provided that no such agreement in writing shall be required from third parties who are in any event bound by legal or professional ethical obligations to maintain such confidentiality).

(d)           No Disclosure to Competitors. Notwithstanding anything to the contrary in this Agreement, except as required in the case of an emergency that is life-threatening or that can result in bodily injury, Owner shall not disclose any Confidential Information to a PV Competitor, without Operator’s consent.

19.3.3     Publicity. Notwithstanding anything to the contrary in this Agreement, Operator and its Subcontractors shall have the right to utilize general information about the Plant, including photographs, in its promotional materials and public statements. All such usage of general information about the Plant, including photographs, must indicate that NRG is the owner of the Plant and cannot disparage the Plant or operation of them. During the Term, Operator shall be allowed: (1) to have reasonable room on the single NRG sign at the main entrances to the Project (specifications to be mutually agreed upon) identifying SunPower as the facility supplier and when required under its subcontract with SunPower, identifying SunPower as the operation and maintenance provider, and (2) to grant access to the Site to SunPower’s guests, who shall not be a Competitor of NRG, for promotional purposes, including the taking of photographs. Owner shall have the right to join on any tours by Contractor, including those tours with media, political and community members. Operator shall require all of its Subcontractors’ guests admitted to the Site to observe all applicable safety standards. In addition to the foregoing, during the Term for each Project, Operator may make available to SunPower read-only access to summary data relating to the performance of the Plant, which data shall only be used for purposes internal to SunPower and shall not otherwise be disclosed to any third parties.

19.3.4     Return of Confidential Information. At any time upon the request of Disclosing Party, Receiving Party shall promptly deliver to Disclosing Party or destroy if so directed by Disclosing Party (with such destruction to be certified by Receiving Party) all documents (and all copies thereof, however stored) furnished to or prepared by Receiving Party that contain Confidential Information; provided, however, that the Receiving Party may retain one copy of such Confidential Information; and provided, further, that all such retained Confidential Information shall be held subject to the terms and conditions of this Agreement.

19.3.5     Termination of Confidentiality. The confidentiality provisions set forth in this Agreement shall remain in full force and effect, until the date that is two (2) years after the end of the Term. After such date, unless otherwise agreed in writing by the Parties, no information previously designated as Confidential Information under this Section 19.3.5 shall need to be treated as confidential by the Receiving Party.

19.3.6     Remedies for Breach of Confidentiality Obligations. The Parties acknowledge that the Confidential Information is valuable and unique, and that damages would be an inadequate remedy for breach of the obligations set forth in this Section 19.3 and the obligations of each Party under this Section 19.3 are specifically enforceable. Accordingly, the Parties agree that a breach or threatened breach of this Section 19.3 by either Party, shall entitle the other Party to seek an injunction preventing such breach, without the necessity of proving damages or posting any bond. Any such relief shall be in addition to, and not in lieu of, monetary damages or any other legal or equitable remedy available to such Party, its direct and indirect parent companies, subsidiaries or Affiliates.

19.4       Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

19.5        Governing Law. This Agreement shall be governed by and construed in accordance with the laws of California, exclusive of any conflict of laws provisions that would apply the laws of another jurisdiction.

19.6        Entire Agreement; Conflicts. This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior agreements, representations, communications and understandings, written or oral, express or implied, pertaining thereto. Any modifications, amendments, or changes to this Agreement shall be binding upon the Parties only if agreed upon in writing and signed by the authorized representatives of the Parties. In the event of any conflict between the provisions of Sections 1 through 25 of this Agreement and the exhibits and schedules attached hereto, the provisions of Sections 1 through 25 shall control.

19.7        No Partnership Created. Operator is an independent contractor and nothing contained herein shall be construed as constituting any relationship with Owner other than that of purchaser and independent contractor, nor shall it be construed as creating any relationship whatsoever including employer/employee, partners or joint venture parties, between Owner and Operator’s employees.

19.8        No Third Party Rights. Except with respect to the indemnities set forth in this Agreement, the Parties do not intend to create rights in, or grant remedies to, any third Party as a beneficiary of this Agreement or of any duty, covenant, obligation or understanding established under this Agreement.

19.9        Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement, notwithstanding that both of the Parties are not signatories to the original or to the same counterpart. A copy of this Agreement signed by a Party and delivered by facsimile, email or other electronic transmission to the other Party shall have the same effect as the delivery of an original of this Agreement containing the original signature of such signing Party.

19.10      No Liens. The Operator will not create, permit or suffer to exist any liens created by through or under the Operator (or its employees, agents, representatives, contractors, Subcontractors or vendors) on the Work or other facilities, equipment or materials used to provide or incorporated into the Work, as applicable. However, and for the avoidance of doubt, the Operator may enter into agreements with third parties, within the scope of the Work, that could result in liens and encumbrances against the Plant, including liens and encumbrances in favor of carriers’, warehouseman’s, mechanics’, materialmen’s, repairmen’s or other like liens arising in the ordinary course of business and within the scope of the authority of the Operator hereunder. In the event such a lien is made against the Plant and the Owner has provided to the Operator adequate funds and other support necessary to discharge such lien, the Operator will take all prompt steps to discharge such lien filed against any such item. If the Operator fails to discharge promptly any such lien, the Owner will have the right to notify Operator in writing and to take any reasonable action to satisfy, defend, settle or otherwise remove the lien at the Operator’s expense, but only to the extent the Owner provided adequate funds to the Operator to discharge such lien.

20.         [RESERVED]

21.          OPERATOR REPRESENTATIONS AND WARRANTIES. The Operator represents and warrants to the Owner as follows:

(a)           The Operator is a limited liability company duly organized in the State of Delaware, qualified to conduct business in the States of Delaware and California and validly existing and in respect of which no action relating to insolvency or liquidation has, to the knowledge of the Operator, been taken.

(b)           The execution, delivery and performance of this Agreement by the Operator have been duly authorized by all necessary action on the part of the Operator and do not and will not require the consent of (i) any trustee or holder of any indebtedness or other obligation of the Operator or (ii) any other Person that is not a Governmental Authority (other than any such consents which have already been obtained by the Operator).

(c)           This Agreement has been duly executed and delivered by the Operator. This Agreement constitutes the legal, valid, binding and enforceable obligation of the Operator, subject to any applicable principles of equity or other similar law.

(d)           No governmental authorization, approval, order, license, permit, franchise or consent, and no registration, declaration or filing with any Governmental Authority is required on the part of the Operator in connection with the execution, delivery and performance of this Agreement, except those which have already been obtained or which the Operator anticipates will be obtained in a timely manner and in the ordinary course of performance by the Operator and the Owner of this Agreement.

(e)           To the extent applicable, Operator and its Affiliates are in compliance, in all material respects, with (i) The United States Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the U.S. Department of Treasury (31 C.F.R. Subtitle B, Chapter V, as amended), or any ruling issued thereunder or any enabling legislation or Presidential Executive Order granting authority therefor (the “Foreign Asset Control Regulations”), (ii) all applicable orders, rules and regulations of The Office of Foreign Asset Control of the U.S. Department of Treasury (“OFAC”), and (iii) the USA PATRIOT Act of 2001, as amended from time to time (“Patriot Act”).

(f)            The performance of this Agreement and payment of any amounts due hereunder will not violate any Foreign Asset Control Regulations or any anti-boycott laws and regulations.

(g)           Neither the Operator, any Operator Affiliate, or any Person who owns or controls Operator, nor any of their members, directors, officers, parents or subsidiaries: (x) is subject to United States or multilateral economic or trade sanctions in which the United States participates, (y) is owned or controlled by, or act on behalf of, any governments, corporations, entities or individuals that are subject to United States or multilateral economic or trade sanctions in which the United States participates, or (z) is a Prohibited Person or otherwise is named, identified or described on any blocked persons list, designated nationals list, denied persons list, entity list, debarred party list, unverified list, sanctions list or other list of individuals or entities with whom United States persons may not conduct business, including lists published or maintained by OFAC, lists published or maintained by the U.S. Department of Commerce, and lists published or maintained by the U.S. Department of State. For purposes of this Agreement, the term “Prohibited Person” shall mean a Person that is: (i) named, identified, or described on the list of “Specially Designated Nationals and Blocked Persons” (Appendix A to 31 CFR chapter V) as published by OFAC at its official website,

http://www.treas.gov/offices/enforcement/OFAC/sdn/, or at any replacement website or other replacement official publication of such list; (ii) named, identified or described on any other blocked persons list, designated nationals list, denied persons list, entity list, debarred party list, unverified list, sanctions list or other list of individuals or entities with whom United States persons may not conduct business, including lists published or maintained by OFAC, lists published or maintained by the U.S. Department of Commerce, and lists published or maintained by the U.S. Department of State; (iii) debarred or suspended from contracting with the U.S. Government or any agency or instrumentality thereof; (iv) debarred, suspended, proposed for debarment with a final determination still pending, declared ineligible or voluntarily excluded (as such terms are defined in (i) The Government-wide Debarment and Suspension (Non-procurement) regulations (Common Rule), 53 Fed. Reg. 19161 (May 26, 1988), (ii) Subpart 9.4 (Debarment, Suspension, and Ineligibility) of the Federal Acquisition Regulations, 48 C.F.R. 9.400 - 9.409, and (iii) the revised Government-wide Debarment and Suspension (Non-procurement) regulations (Common Rule), 60 Fed. Reg. 33037 (June 26, 1995), the “Debarment Regulations”) from contracting with the any United States federal government department or any agency or instrumentality thereof or otherwise participating in procurement or non-procurement transactions with any United States federal government department or agency pursuant to any of the Debarment Regulations; (v) or has been indicted, convicted or had any judgment, order, decision, or decree, or any action of a similar nature, of or by a governmental authority having jurisdiction over such Person or any of its properties rendered against it for any of the offenses listed in any of the Debarment Regulations; (vi) subject to U.S. or multilateral economic or trade sanctions in which the U.S. participates; (vii) owned or controlled by, or acting on behalf of, any governments, corporations, entities or individuals that are subject to U.S. or multilateral economic or trade sanctions in which the U.S. participates; or (viii) an Affiliate of a Person listed above.

(h)           No event has occurred and no condition exists that is likely to result in the Operator, any Operator Affiliate, or any Affiliate of Operator or any Person who owns or controls the Operator, nor any of their members, directors, officers, parents or subsidiaries, becoming a Prohibited Person.

(i)            The execution, delivery and performance of this Agreement by Operator will not conflict with, result in the breach of, constitute a default under or accelerate performance required by any of the terms of its certificate of formation, limited liability company agreement or any Applicable Laws or any covenant, agreement, understanding, decree or order to which it is a party or by which it or any of its properties or assets is bound or affected.

(j)            There are no actions, suits, proceedings or investigations pending or, to Operator’s knowledge, threatened against Operator at law or in equity before any court or other Governmental Authority or any arbitration panel, which individually or in the aggregate may result in any material adverse effect on its business, properties or assets or its condition, financial or otherwise, or in any impairment of its ability to perform its obligations under the Agreement.

22.          OWNER REPRESENTATIONS AND WARRANTIES. The Owner represents and warrants to the Operator as follows:

(a)           The Owner is a limited liability company duly organized in the State of Delaware, qualified to conduct business in the States of Delaware and California and validly existing and in respect of which no action relating to insolvency or liquidation has, to the knowledge of the Owner, been taken.

(b)           The execution, delivery and performance of this Agreement by the Owner have been duly authorized by all necessary action on the part of the Owner and do not and will not require the consent of any trustee or holder of any indebtedness or other obligation of the Owner or any other party to any other agreement with the Owner (other than any such consents which have already been obtained by the Owner).

(c)           This Agreement has been duly executed and delivered by the Owner. This Agreement constitutes the legal, valid, binding and enforceable obligation of the Owner, subject to any applicable principles of equity or other similar law.

(d)           No governmental authorization, approval, order, license, permit, franchise or consent, and no registration, declaration or filing with any Governmental Authority is required on the part of the Owner in connection with the execution, delivery and performance of this Agreement, except those which have already been obtained or which the Owner anticipates will be timely obtained in the ordinary course of performance by the Operator and the Owner of this Agreement.

(e)           The execution, delivery and performance of this Agreement by Owner will not conflict with, result in the breach of, constitute a default under or accelerate performance required by any of the terms of its certificate of formation, limited liability company agreement or any Applicable Laws or any covenant, agreement, understanding, decree or order to which it is a party or by which it or any of its properties or assets is bound or affected.

(f)            There are no actions, suits, proceedings or investigations pending or, to Owner’s knowledge, threatened against Owner at law or in equity before any court or other Governmental Authority or any arbitration panel, which individually or in the aggregate may result in any material adverse effect on its business, properties or assets or its condition, financial or otherwise, or in any impairment of its ability to perform its obligations under the Agreement.

23.          SURVIVAL. All provisions of this Agreement that are expressly or by implication to come into or continue in force and effect after the expiration or termination of this Agreement, including Section 2.6, Section 2.7, Section 9, Section 10, Section 11, Section 19.6, Section 19.7 and this Section 23 shall remain in effect and be enforceable following termination or expiration of this Agreement.

24.          DAVIS-BACON ACT.

(a)           This Section 24 and the provisions of Exhibit M and Exhibit M-1 shall apply only to Work conducted under this Agreement prior to the first portions of the Plant to begin operation.

(b)           Pursuant to Section 1705(c) of Title XVII, all laborers and mechanics employed in the performance of the Plant, including those employed by contractors and

Subcontractors, shall be paid wages at rates not less than those prevailing on similar work in the relevant locality as determined by the U.S. Secretary of Labor pursuant to the Davis-Bacon Act. Operator shall cause the contract clauses set out in 29 C.F.R. 5.5(a)(1) through (10) to be incorporated into all Davis-Bacon Act Covered Contracts, in each case.

(c)           The Operator, on DOE’s behalf, shall systematically review the certified payroll records that it maintains for its own laborers and mechanics pursuant to subparagraph (b)(3)(i) of Exhibit M and those that it receives for the laborers and mechanics of any Subcontractor pursuant to subparagraph (b)(3)(ii)(A) of Exhibit M. The Operator shall promptly notify the DOE contracting officer in writing when it receives any complaint related to non-compliance with the Davis-Bacon Act, or discovers in the course of its systematic review of the certified payroll records an incident that the Operator reasonably believes to be a case of such non-compliance and which, in each case, the Operator cannot resolve on its own and shall forward to the DOE contracting officer (1) the complaint or a written summary of the non-compliant incident, (2) a summary of the Operator’s investigation into such complaint or such incident, and (3) the relevant certified payroll records. Certified payroll records maintained by the Operator shall be preserved for three (3) years after completion of work. Notwithstanding anything to the contrary in subparagraph (b)(3)(ii)(A) of Exhibit M, the Operator shall maintain such certified payroll records at a site designated by the Operator and shall make such records available to DOE and the U.S. Department of Labor when necessary, and upon request, for purposes of an investigation or audit of compliance with prevailing wage requirements. Certified payroll records maintained by the Operator shall be considered federal government records for the purposes of the Freedom of Information Act, 42 U.S.C. § 552. The Operator shall provide such records to DOE within five (5) Days of receipt of any request for such records from DOE.

(d)           If and to the extent performance of the Work began prior to the Effective Date, Operator shall immediately retroactively adjust, and cause each Subcontractor to retroactively adjust, the wages of each affected laborer and mechanic employed in the performance of the Plant prior to the Effective Date, and pay or cause to be paid to each such laborer or mechanic such additional wages, if any, as are necessary for such laborers and mechanics to have been paid at rates not less than those prevailing on similar work in the relevant locality during the period such work was performed, as determined by the Secretary of Labor pursuant to the Davis-Bacon Act; provided, however, that this clause (d) shall not apply if and to the extent the Operator obtains an exemption pursuant to the provisions of 29 C.F.R. 1.6(g).

(e)           The Operator shall take no action, nor omit to perform any obligation, which causes Owner to be in violation of the requirements of the Davis-Bacon Act (currently as set forth in Exhibit M) as they relate to the Work, at any time prior to the first portions of the Project beginning operation.

[Signatures begin on next page]

IN WITNESS WHEREOF, the Parties hereto have caused this Operation and Maintenance Agreement to be effective as of the date first above written.

OPERATOR:

NRG Energy Services LLC,
a Delaware limited liability company

By:	/s/ David Stickler

Name:	David Stickler

Title:	President

OWNER:

High Plains Ranch II, LLC,

a Delaware limited liability company

By:	/s/ Richard Grosdidier

Name:	Richard Grosdidier

Title:	Vice President, Finance

[Signature Page to O&M Agreement]